Exhibit 10.2
January 14, 2013

Dear David,

On behalf of Ubiquiti Networks, Inc. (the “Company”), I am pleased to extend you an offer to join the Company as Chief Marketing Officer, reporting to the Chief Executive Officer of the Company or his designees.

This letter sets forth the basic terms and conditions of your employment with the Company. We would like you to begin your employment with the Company as soon as possible.

1.	Salary: $250,000 per year.

2.	Bonus: targeted at 50% of annual salary, payable upon achievement of performance goals set by the Chief Executive Officer at the sole discretion of the Chief Executive Officer.

3.
Equity Based Compensation. 100,000 shares of restricted stock (the “RSUs”), pending approval of the Compensation Committee of the Board of Directors. Terms and conditions of equity grants are set forth in our equity plan and form grant document.

4.	Employee Benefits. You will be eligible for sick leave, holidays, 401k plan and medical and other benefits consistent with the Company’s policies.

5.
Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

6.
Severance: If the Company terminates your employment other than for “Cause” or you resign for “Good Reason” as defined below, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form mutually acceptable to the Company and you, then you will be paid a lump-sum severance at such time equal to six (6) months of your then annual base salary.

“Cause” means (a) intentional and material dishonesty in the performance of your duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) material failure to perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information.” Nothing in this section shall alter the at-will nature of employment or provide an obligation express or implied for the payment of severance except as expressly provided herein.

“Good Reason” means, without your express written consent, (i) a material reduction of your duties, position or responsibilities, provided, however that any reduction in position occurring in connection with a “Change of Control” of the Company shall not constitute “Good Reason”; (ii) a more than 10% reduction by the Company in your annual base salary as in effect immediately prior to such reduction; (iii) any material breach of this agreement by the Company.

Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

7.
Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements. This offer is contingent upon you employment not requiring an export license for you to work with the company’s technology or products.

8.
Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity, and that you are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person of entity.

9.
Non-Compete and Non-Solicitation. You agree that during your employment with the Company and for six (6) months after the termination of employment, you will not engage in any activity to directly or indirectly (including causing any other person or entity to) compete with the Company with respect to the projects you work on for the Company, nor solicit the Company’s employees or customers.

10.
Injunctive Relief. In the event of your breach of any provisions of this Agreement, the Company shall be entitled to seek injunctive relief in addition to other remedies at law or equity, and you agree that you will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any trade secret or confidential information, or (iii) require the Company to post a bond or any other security.

11.
Severability: If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

UBIQUITI NETWORKS, INC.

/s/ Robert J. Pera            /s/ David Hsieh

By: Robert J. Pera                 By: David Hsieh
Title: Chief Executive Officer

Date: January 10, 2013